Exhibit 10.2

FORM OF FIRST AMENDMENT TO AGREEMENT RELATING TO RETENTION AND

NONCOMPETITION AND OTHER COVENANTS

First Amendment (the “First Amendment”), dated as of May 7, 2008 (the “Effective Date”), to Agreement Relating to Retention and Noncompetition and Other Covenants by and between Lazard Group LLC, a Delaware limited liability company, and successor to Lazard LLC (“Lazard”), on its behalf and on behalf of its subsidiaries and affiliates (collectively with Lazard, and its and their predecessors and successors, the “Firm”), and [                           ] (the “Executive”), dated as of May 4, 2005 (the “Agreement”); and

WHEREAS, the Firm and the Executive wish to amend the Agreement to (i) make Lazard Ltd, a company incorporated under the laws of Bermuda (“PubliCo”), a party to the Agreement, as amended by the First Amendment, through PubliCo’s execution of the First Amendment, and (ii) modify Schedule I to such Agreement to, among other things, extend certain of the obligations thereunder and to make such other changes to the Agreement and Schedule I as are necessary in order for the terms thereof to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Executive, Lazard and PubliCo hereby agree as follows:

Effective as of the Effective Date, PubliCo shall become a party to the Agreement and Schedule I of the Agreement shall hereby be amended and restated in the form attached hereto.

IN WITNESS WHEREOF, the Executive and the Board of Directors of each of Lazard and PubliCo have caused this First Amendment to be executed and delivered on the date first above written.

[ ]

LAZARD GROUP LLC (on its behalf, and on behalf of its subsidiaries and affiliates)

By:
Name:
Title:

LAZARD LTD

By:
Name:
Title:

SCHEDULE I

Name (as per Preamble):	[ ]
HoldCo Interests (as per Section 2(b)):	[ ]
Profit Interests (as per Section 2(d)):	[ ]

        Effective upon the Effective Date of the First Amendment to this Agreement, this Schedule I shall take effect and its provisions shall constitute binding and enforceable agreements of the Firm.

        1.           Title.  Notwithstanding anything to the contrary contained in Section 3(b) of this Agreement, from the Effective Date through March 31, 2011, the Executive shall serve as [                                                                    ].

        2.           Compensation.  Notwithstanding anything to the contrary contained in Sections 3(c)(i) and (ii) of this Agreement, subject to the Executive’s continued employment with the Firm during the period from the Effective Date through March 31, 2011, the Executive shall be entitled to receive (i) an annual base salary of not less than [$                                    ] (“Base Salary”) and (ii) so long as the Executive remains employed by the Firm through the end of the applicable fiscal year of Lazard, an annual bonus to be determined under the terms of the applicable annual bonus plan of Lazard on the same basis as annual bonus is determined for other executive officers of PubliCo, with such bonus to be paid in the same ratio of cash to equity awards as is applicable to executives of the Firm receiving bonuses at a level comparable to the bonus of the Executive.  For purposes hereof, the term Base Salary shall refer to Base Salary as in effect from time to time, including any increases.  Notwithstanding anything to the contrary contained in Section 3(c)(iv) of this Agreement, during the portion of the Term commencing on the Effective Date, subject to the Executive’s continued employment, the Executive shall be eligible to participate in the employee retirement and welfare benefit plans and programs of the type made available to the senior most executives of the Firm generally, in accordance with their terms and as such plans and programs may be in effect from time to time, including, without limitation, savings, profit-sharing and other retirement plans or programs, 401(k), medical, dental, flexible spending account, hospitalization, short-term and long-term disability and life insurance plans.

        3.           Severance Pay and Benefits under Certain Circumstances.  Notwithstanding anything to the contrary contained in Section 3(d) of this Agreement, in the event that during the period commencing on the Effective Date and concluding on March 31, 2011, the Executive’s employment with the Firm is terminated by the Firm without Cause or by the Executive for Good Reason (as defined below) (a “Qualifying Termination”), Lazard shall pay the Executive, in a lump sum in cash within thirty (30) days after the Date of Termination, the aggregate of the following amounts: (i) any unpaid Base Salary through the Date of Termination; (ii) any earned and unpaid cash bonus amounts for fiscal years of Lazard completed prior to the Date of Termination (determined in accordance with paragraph 2 above and with any such bonus to be paid in full in cash); and (iii) the product of (1) the “Severance Multiple” (as defined below) and (2) the sum of (x) the Base Salary and (y) the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity awards based on the grant date value of such equity awards in accordance with the normal valuation methodology used by Lazard) paid or payable to the Executive for the two completed fiscal years of Lazard immediately preceding the fiscal year during which occurs the Date of Termination (the “Average Bonus”).  In addition, (i) for a period of months equal to the product of (1) 12 and (2) the Severance Multiple, the Executive and his eligible dependents shall continue to be eligible to participate in the medical and dental benefit plans of Lazard on the same basis as the Executive participated in such plans immediately prior to the Date of Termination, to the extent that the applicable plan permits such continued participation for all or any portion of such period (it being agreed that Lazard will use its reasonable efforts to cause such continued coverage to be permitted under the applicable plan for the entire period), which benefits continuation period shall not run concurrently with or reduce the Executive’s right to continued coverage under COBRA and (ii) to the extent permitted under the applicable plan, the Executive will receive additional years of age and service credit equal to the Severance Multiple for purposes of determining his eligibility for and right to commence receiving benefits under the retiree health care benefit plans of Lazard Group.  For purposes of the provision of the health care benefits as provided above, the amount of such health care benefits provided in any given calendar year shall not affect the amount of such benefits provided in any other calendar year, and the Executive’s right to the health care benefits may not be liquidated or exchanged for any other benefit.

    In addition, in the case of a Qualifying Termination, with respect to the fiscal year of Lazard during which the Date of Termination occurs, the Executive shall receive a pro-rata annual bonus payable in cash determined as follows:

    (i) if the Date of Termination occurs prior to or on December 31, 2008, the pro-rata annual bonus shall be determined by the administrator of the Lazard Ltd 2005 Bonus Plan consistent with Section 5(c) thereof on the same basis as annual bonus is determined for other executive officers of PubliCo;

    (ii) if (A) the Date of Termination occurs after December 31, 2008 and prior to or on December 31, 2010 and (B) with respect to the fiscal year during which the Date of Termination occurs, (1) the Executive was reasonably expected by Lazard to be a “covered employee” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)) prior to his Date of Termination, and (2) the annual bonus that the Executive was eligible to receive for such year was originally intended by Lazard to satisfy the performance-based exception under Section 162(m) of the Code (without regard to any entitlement to payment upon termination of employment), the Executive’s pro-rata annual bonus shall equal the product of (1) the amount determined by the Compensation Committee based on the Firm’s actual performance for the fiscal year of the Firm in which the Date of Termination occurs on the same basis as annual bonus is determined for other executive officers of the Firm (which, subject to the limits on any such bonus due to the level of satisfaction of the performance goals previously established for purposes of Section 162(m) of the Code, shall not represent (on an annualized basis) a percentage of the Executive’s bonus for the fiscal year preceding the fiscal year in which the Date of Termination occurs that is lower than the average corresponding percentage applicable to active executives of Lazard who received bonuses for such prior fiscal year in amounts within 5% of the Executive’s bonus for such prior fiscal year), and (2) a fraction, the numerator of which is the number of days elapsed in the fiscal year of Lazard in which occurs the Date of Termination through the Date of Termination, and the denominator of which is 365 (the “Pro-Ration Fraction”); or

        (iii) if (A) the Date of Termination occurs after December 31, 2008 and prior to or on March 31, 2011 and (B) with respect to the fiscal year during which the Date of Termination occurs, the Executive is not reasonably expected by Lazard to be a “covered employee” (within the meaning of Section 162(m) of the Code) prior to his Date of Termination, the pro-rata annual bonus shall equal the product of (1) the Average Bonus and (2) the Pro-Ration Fraction.

        The pro-rata annual bonus determined pursuant to clause (i), (ii) or (iii) above, as applicable, shall be paid at such time or times as Lazard otherwise makes incentive payments for such fiscal year (and in all events prior to March 15 of the year following the year in which the Date of Termination occurs).

        For all purposes of this Agreement, including without limitation, Sections 2(g)(ii) and Section 5(a), a resignation on or prior to March 31, 2011 by the Executive for Good Reason shall be treated as a termination of the Executive by the Firm without Cause.

        In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this paragraph 3 of this Schedule and such amounts shall not be reduced whether or not the Executive obtains other employment.  Except as provided in Section 16(f) of this Agreement, the Firm’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Firm may have against the Executive.

        4.           Certain Definitions.  For purposes of the Agreement and this Schedule I, as applicable, the following terms shall have the following meanings:

        Notwithstanding the definition of “Date of Termination” set forth in Section 5 of the Agreement, for purposes of the Agreement, including Section 5, and this Schedule I, “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Firm for Cause, the date of receipt of the notice of termination from the Firm or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Firm other than for Cause or Disability, the date on which the Firm notifies the Executive of such termination, (iii) if the Executive’s employment is voluntarily terminated by the Executive without Good Reason, the date as specified by the Executive in the Notice of Termination, which date shall not be less than three months after the Executive notifies the Firm of such termination, unless waived in writing by the Firm, (iv) if the Executive’s employment is terminated by the Executive for Good Reason, the earlier of (A) the last day of the cure period (assuming no cure has occurred) and (B) the date Lazard formally notifies the Executive that it does not intend to cure, unless Lazard and the Executive agree to a later date, which shall in no event be later than 30 days following the first to occur of the dates set forth in clauses (A) and (B) of this clause (iv), and (v) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the date on which the Executive’s employment due to Disability is effective for purposes of the applicable long-term disability plan of the Firm.  The Firm and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination of the Executive’s employment described in the Agreement, including Schedule I, constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

                       “Good Reason” shall mean (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect as of the Effective Date, or any other action by the Firm which results in a material diminution in such position, authority, duties or responsibilities from the level in effect as of the Effective Date, (ii) a material breach by the Firm of the terms of this Agreement, including, without limitation, any material failure by the Firm to comply with paragraph 2 of this Schedule, or (iii) any requirement that the Executive’s principal place of employment be relocated to a location that increases the Executive’s commute from his primary residence by more than 30 miles.  In the event of a termination for Good Reason, the notice requirements of Section 1 shall not apply.  Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless (i) the Executive gives written notice to Lazard of termination of employment within ninety (90) days after the Executive first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and Lazard has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason, and (ii) the Executive’s “separation from service” (within the meaning of Section 409A of the Code) occurs no later than two years following the initial existence of one or more of the circumstances giving rise to Good Reason.

       “Severance Multiple” shall equal (i) two (2), if the Date of Termination occurs prior to a Change of Control or (ii) three (3), if the Date of Termination occurs on or following the date of a Change of Control.

       5.           Excise Tax.  In the event it shall be determined that any payment, benefit, or distribution by the Firm to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this paragraph) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

        The Firm’s obligation to make Gross-Up Payments under this paragraph 5 shall not be conditioned upon the Executive’s termination of employment.  All determinations required to be made under this paragraph, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or such other certified public accounting firm reasonably acceptable to the Firm as may be designated by the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to Lazard and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by Lazard.  All fees and expenses of the Accounting Firm shall be borne solely by the Firm.  Any Gross-Up Payment shall be paid by the Firm to the Executive within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Firm and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Firm should have been made (“Underpayment”) or that Gross-Up Payments which were made by the Firm should not have been made (“Overpayment”).  In the event that there occurs an Underpayment and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Firm to or for the benefit of the Executive.  In the event that there occurs an Overpayment and the Executive becomes entitled to receive any refund with respect to the Excise Tax, the Executive shall promptly pay to the Firm the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

       Any Gross-Up Payment, as determined pursuant to this paragraph 5, shall be paid by the Firm to the Executive within five (5) days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment is remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim from the Internal Revenue Service or another tax authority that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.  Notwithstanding any other provision of this paragraph 5, the Firm may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

        6.           Section 409A.  It is the intention of the parties that the payments and benefits to which the Executive could become entitled in connection with termination of employment under this Agreement comply with or are exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code.  In this regard, notwithstanding anything in this Agreement to the contrary, all cash amounts that become payable under Section 3 of this Schedule I on account of the Executive’s termination of employment shall be paid no later than March 15 of the year following the year in which the Date of Termination occurs.  In the event the parties determine that the terms of this Agreement, including this Schedule I, do not comply with Section 409A, they will negotiate reasonably and in good faith to amend the terms of this Agreement and/or Schedule I such that they comply (in a manner that attempts to minimize the economic impact of such amendment on the Executive and the Firm) within the time period permitted by the applicable Treasury Regulations.

        7.           Miscellaneous.

        Section 12.  Section 12 of this Agreement is hereby amended to replace all references to the New York Stock Exchange, Inc.” and the “NYSE” with references to the “Financial Industry Regulatory Authority” and “FINRA”, as applicable.

        Section 16(b).  Paragraphs 2, 3, 4, 5 and 6 of this Schedule I are hereby added to the list of Sections in Section 16(b) of this Agreement.

                        Section 16(f).  Section 16(f) of this Agreement is hereby amended to add the following words at the end thereof:  “, except to the extent such withholding or offset is not permitted under Section 409A of the Code without the imposition of additional taxes or penalties on the Executive.”

Initialed by the Executive:

Initialed by Lazard:

Initialed by PubliCo: